Exhibit 2.1

PLAN AND AGREEMENT OF MERGER

PLAN AND AGREEMENT OF MERGER, dated as of December 31, 2024 (the “Agreement”), by and amongst bowmo, Inc., a Wyoming corporation (“Parent”), bowmo Merger Sub, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), OWNverse, LLC, a Delaware limited liability company, and Digital Tails Group, a Serbian Company (“Targets”) (Merger Sub and Targets being hereinafter collectively referred to as the “Constituent Companies”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and Targets have approved the acquisition of Targets by Parent;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and Targets have each approved the merger of Targets into Merger Sub (the “Merger”), pursuant to an Agreement of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”), and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Wyoming and the State of Delaware and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound thereby, Parent, Merger Sub and Targets hereby agree as follows:

1. The Merger.

1.01 Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Merger Sub shall be merged with and into Targets, the separate corporate existence of Merger Sub shall cease, and Targets shall continue as a surviving corporation, in accordance with the applicable provisions of the Wyoming Business Corporations Act (“Wyoming Law), and the Delaware General Corporation Law (the “Delaware Law”). Targets, as the surviving corporation after the Merger, are hereinafter sometimes referred to as the “Surviving Corporation.”

1.02 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, and provided that this Agreement has not been terminated or abandoned pursuant to Section 8, the Constituent Corporations shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law. Subject to, and in accordance with, the Delaware Law, the Merger will become effective at the date and time the Certificate of Merger are filed with the office of the Secretary of State of the State of Delaware or such later time or date as may be specified in the Certificate of Merger (the “Effective Time”). Each of the parties shall use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Section 6 hereof.

1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Wyoming Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Targets (OWNverse, LLC & Digital Tails Group) shall vest in the Surviving Company (“Surviving Company”), and all debts, liabilities and duties of the Targets shall become the debts, liabilities and duties of the Surviving Company.

PLAN AND AGREEMENT OF MERGER | PAGE 1

1.04 Certificate of Organization; Operating Agreement.

(a) At the Effective Time, the Certificate of Organization of Targets, as in effect immediately prior to the Effective Time, shall be the Certificate of Organization of the Surviving Company until thereafter amended as provided by law.

(b) The Operating Agreement of Targets, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended as provided by law.

1.05 Management. The managers of Targets immediately upon the Effective Time shall be the persons who shall been managers immediately prior to the Effective Time.

1.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any additional action on the part of Merger Sub and Targets, the following shall occur:

(a) Each equity interest of the Targets (the “Targets Equity Interests”) held in the treasury of the Targets and each such Targets Equity Interest of the Targets owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) The Targets Equity Interests of the Targets which are outstanding immediately prior to the Effective Time, other than those cancelled as set forth in subsection (a) hereof, shall be converted into the right to receive securities of Parent (the “Parent Securities”), on a pro rata basis, as follows:

At the Effective Time, all of the Targets Equity Interests shall be exchanged for:

(1.)	a total of 1,500 shares of Parent’s Series I Preferred Stock with a total stated value of $1,500,000, or $1,000 per share, and such other rights and preferences as described in Exhibit B attached hereto (the “Parent Preferred Stock”), that will equal 15% equity in the Parent and will vest over a three (3) year period;

(2.)	Parent agrees to pay One Million ($1,000,000) to the Targets, twelve (12) months after the acquisition and integration of the Targets is fully completed. If the Parent fails to pay the Targets the One Million ($1,000,000) by the end of the year after acquisition and integration the Targets will have the choice of either converting the one million ($1,000,000) at the then closing share price as per the OTC Markets on the day of the conversion, or the Targets may unwind this Agreement with the Parent;

(3.)	Parent agrees to issue another two and one half (2.5) percent of equity (i.e. 250 shares of Parents Series I Preferred Stock) that will vest in the fourth (4th) year after the acquisition and integration, if the Targets achieve revenue of at least One Million Five Hundred Thousand ($1,500,000) dollars or more, one-year after the acquisition and integration of Targets, (4) Parent agrees to issue another two and one half (2.5) percent of equity (i.e. 250 shares of Parents Series I Preferred Stock) that will vest in the fourth (4th) year after the acquisition and integration, if the Targets achieve revenue of at least Two Million ($2,000,000) dollars or more, one-year after the acquisition and integration of Targets; and

PLAN AND AGREEMENT OF MERGER | PAGE 2

(4.)	convertible promissory note, in the form of Exhibit C attached hereto, in the total principal amount of $143,000 (the “BOMO Note”). The BOMO note will be paid back by Parent to the Targets within six (6) months after the acquisition and integration of the Targets. If the BOMO Note is not repaid in six (6) months then the Targets may convert the BOMO Note into shares of the Parent, at the then closing share price as disclosed by OTC Markets upon the execution and delivery of the Notice of Conversion (the Parent Preferred Stock, and the BOMO Note are referred to as the “Closing Securities”). The Closing Securities are referred to as the “Merger Consideration.” The securities included in the Merger Consideration are referred to as the “Merger Securities”).

(c) Prior to the Effective Time, Parent shall not, without the prior written consents of Targets, issue any securities with rights on par with or superior to the Parent Preferred Stock and/or the Parent Notes. Following the Effective Time, Parent shall not, without the prior written consent of 100% of the holders of the Merger Securities, issue any securities with rights on par with or superior to the Parent Preferred Stock and/or the Parent Notes.

(d) The common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into equity interests of the Surviving Company, which shall be the only equity interests of the Surviving Company outstanding after the Effective Time, resulting in the Surviving Company being wholly owned by Parent after the Effective Time.

1.07 Surrender of and Exchange of Targets Equity Interests. Inasmuch as there are no physical certificates evidencing ownership of the Targets Equity Interests, upon the Closing (defined below), the Targets Equity Interests shall be deemed to have been surrendered for exchange to the Surviving Company.

1.08 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at the offices of OWNverse at 3:00 p.m., local time, on the earlier of (1) December 31, 2024, or (2) the third business day immediately following the date on which the last of the conditions set forth in Section 6 is fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Targets shall agree (the “Closing Date”).

2. Further Agreements.

2.01 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time, each of Parent, Merger Sub and Targets shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of one another complete access at all reasonable times to one another’s officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish one another with all financial, operating and other data and information as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b) Each of Parent, Merger Sub and Targets shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Parent, Merger Sub or Targets, as the case may be.

(c) In the event of the termination of this Agreement, Parent, Merger Sub and Targets shall, and shall cause their respective affiliates, officers, directors, employees and agents to (1) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and (2) shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made.

PLAN AND AGREEMENT OF MERGER | PAGE 3

(d) No investigation pursuant to this Section 2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

2.02 Notification of Certain Matters. Targets shall give prompt notice to Parent, and Parent shall give prompt notice to Targets, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Target, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

2.03 Board of Directors of Parent. At the Effective Time, Aleksey Shestakov shall be appointed to the Board of Directors and as Chief Technical Officer of the Parent. Other than the adding of Mr. Shestakov, there shall be no further changes to the Board of Directors of Parent as a result of the transactions contemplated by this Agreement.

2.04 Management of Surviving Company. At the Effective Time, Aleksey Shestakov shall be the manager of Surviving Company.

2.05 Employment Agreements with Certain Targets Personnel. At or prior to the Closing, each of the persons listed in Exhibit E attached hereto shall have entered into employment agreements, in form and substance acceptable to Parent.

2.06 Right to Appoint Director of Parent. At the Effective Time, Aleksey Shestakov would be appointed as a director on the Board of Directors of Parent.

2.07 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

2.08 Public Announcements. No party shall issue a press release or otherwise make any public statements with respect to the Merger, without the prior consent of the other parties; provided, however, that Parent may, without the prior consent of any party, issue a press release or otherwise make public statements with respect to the Merger, should such press release or public statements be deemed, in good faith, necessary by Parent to assure its compliance with applicable securities laws.

3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to Targets that, except as set forth in the Disclosure Schedule of Parent and Merger Sub delivered herewith to Targets (the “Parent Disclosure Schedule”):

3.01 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Neither Parent nor Merger Sub has received any notice of proceedings relating to revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect,” as used herein, means any change in or effect on the business of Parent or Merger Sub (including intangible properties), prospects, condition (financial or otherwise), assets or subsidiaries, taken as a whole. Parent has no subsidiaries other than Merger Sub.

PLAN AND AGREEMENT OF MERGER | PAGE 4

3.02 Articles of Incorporation and Bylaws. Parent shall, as part of the Parent Disclosure Schedule, furnish to Targets a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of Parent and Merger Sub. Such Articles of Incorporation and Bylaws are in full force and effect.

3.03 Capitalization. Parent shall, as part of the Parent Disclosure Schedule, furnish to Targets a statement of the authorized capital stock of Parent and a statement of the issued and outstanding shares of each class of capital stock. As of the date hereof, all issued and outstanding shares of capital stock of Parent are validly issued, fully paid and non-assessable. No shares of Parent capital stock are held in the treasury of Parent or by subsidiaries of Parent. Parent shall, as part of the Parent Disclosure Schedule, furnish to Targets a statement of shares of Parent capital stock that are reserved for future issuance, including shares of Parent capital stock reserved for issuance to its Parent’s convertible note holders. Each of the outstanding shares of capital stock of each of Parent’s corporate subsidiaries is duly authorized, validly issued, fully paid and non-assessable and such shares owned by Parent are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent’s voting rights, charges or other encumbrances of any nature whatsoever.

3.04 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub other than filing and recording of appropriate merger documents as required by the Wyoming and Delaware Corporate Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Targets, constitutes a legal, valid and binding obligation of each such corporation.

3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (1) conflict with or violate either the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties is bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and State securities laws (“Blue Sky Laws”).

3.06 Compliance. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, (a) its Certificate/Articles of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, including, without limitation, health and safety, environmental, civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

PLAN AND AGREEMENT OF MERGER | PAGE 5

3.07 Tax Treatment. Neither Parent nor Merger Sub, nor to the knowledge of Parent, any of their affiliates has taken or agreed to take action that would prevent the merger contemplated by this Agreement from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

3.08 No Liabilities. As of the Closing, Merger Sub will not have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued and unaccrued, liquidated or unliquidated, due or became due, by virtue of contract, statute, regulation, law, equity or otherwise.

3.09 OTC Markets Trading. Parent’s common stock currently trades as a “Pink” stock on the OTC Markets trading platform (symbol: BOMO) and Parent meets all issuer and equity security requirements to permit a FINRA member to quote Parent’s common stock thereon, and, to Parent’s knowledge, shall be entitled to continue to be so quoted following the merger contemplated by this Agreement.

3.10 Shareholder Claims. There are no existing claims against Parent by any current or former shareholder of Parent, and, to Parent’s knowledge, there exist no facts or circumstances reasonably likely to result in any such claims.

3.11 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.12 Powers of Attorney and Suretyships. Parent does not have (a) any general powers of attorney outstanding, whether as grantor or grantee thereof, (b) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signed, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

3.13 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to Targets in the form filed with the SEC, (1) its Annual Report on Form 10-K for the year ended December 31, 2022 and December 31, 2023 (2) its Quarterly Report on Form 10-Q for the period ended September 30, 2024; (3) all other reports or registration statements filed by Parent with the SEC since September 30, 2023; and (4) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC since September 30, 2024 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) were, and will be, prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, and will not, at the time they were, or will be, filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each consolidated financial statement (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been, and will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, and will present, the financial position of Parent and its subsidiaries as at the respective dates thereof and the results of its operations and changes in financial position for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries as at September 30, 2024, including the notes thereto (the “2024 Balance Sheet”), neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 2024, which would not, individually or in the aggregate, have a Material Adverse Effect.

PLAN AND AGREEMENT OF MERGER | PAGE 6

(d) Parent has heretofore furnished to Targets a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.14 Absence of Litigation. Except as disclosed in the Parent Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

3.15 Absence of Certain Changes or Events. Since September 30, 2024, except as contemplated or permitted by this Agreement or disclosed in Parent SEC Reports filed since that date and through the date hereof, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the financial condition, results of operations, business or prospects of Parent or any of its subsidiaries having a Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries having a Material Adverse Effect, (c) any material change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or any notes, accounts receivable or other investments which would, individually or in the aggregate, exceed five percent of the total assets of Parent as reflected on the balance sheets in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2024; (e) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Common Stock or any redemption, purchase or other acquisition of any of its securities; or (f) any change in the status of any litigation, claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, which, as a result of such change, will have a Material Adverse Effect.

3.16 Environmental Matters. To the best of Parent’s knowledge, there are no environmental liabilities (whether accrued, absolute, contingent or otherwise) of Parent.

3.17 Labor Matters. Except as set forth in the Parent Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have a Material Adverse Effect; (b) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; (c) neither Parent nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Parent or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of Parent or any of its subsidiaries; and (e) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

3.18 Contracts. The Parent Disclosure Schedule lists or describes all material contracts or arrangements to which Parent or any subsidiary is a party, or by which it is bound, as of the date hereof. All such contracts and arrangements are in full force and effect and there has been no notice of termination or threatened termination with respect to any such contracts and arrangements, whether or not termination is permitted by the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

3.19 Title to Properties. Parent has, and at the Effective Time will have, good and marketable title to the equipment and other property shown as assets on its records and books of account as of September 30, 2024, free and clear of all liens, encumbrances and charges, except as reflected in the records and books of account and in the 2024 Balance Sheet.

PLAN AND AGREEMENT OF MERGER | PAGE 7

3.20 Patents. To the best knowledge of Parent, Parent or its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, inventions, designs, processes, formulae and other proprietary information used or held for use in connection with the business of Parent or any of its subsidiaries as currently being, or proposed to be, conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect. The conduct of the business of Parent and its subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way which would have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Parent or any of its subsidiaries is known to Parent which would have a Material Adverse Effect.

3.21 Taxes. Parent and Merger Sub have filed all federal and state tax returns and reports and, to the best of Parent’s knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes, including sales and use tax, shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent’s knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

3.22 Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Parent and/or Merger Sub for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Parent and/or Merger Sub.

3.23 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Parent or Merger Sub to Targets pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

4. Representations and Warranties of Targets. Targets hereby represent and warrant to Parent and Merger Sub that, except as set forth in the Disclosure Schedule of Targets delivered to Parent and Merger Sub (the “Target Disclosure Schedule”):

4.01 Organization and Qualification; Subsidiaries. OWNverse is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, Digital Tails Group is a company, duly organized, validly existing and in good standing under the laws of the country of Serbia, and the Targets have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that they purport to own, operate or lease and to carry on their business as is now being conducted, and are duly qualified as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of their properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Targets have not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect” as used in this Section 4, means any change in or effect on the business of Targets that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of Targets taken as a whole. Targets have no subsidiaries.

PLAN AND AGREEMENT OF MERGER | PAGE 8

4.02 Organizational Documents. Targets shall, as part of the Targets Disclosure Schedule, furnish to Parent a complete and correct copy of the Certificates of Organization and Operating Agreements, each as amended to date, of Targets. Such documents are in full force and effect.

4.03 Capitalization. All outstanding Targets Equity Interests are validly issued, fully paid and non-assessable. Except as set forth in the Targets Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests of Targets or obligating Targets to issue or sell any equity interests in Targets. There are no outstanding contractual obligations of Targets to repurchase, redeem or otherwise acquire any equity interests in Targets.

4.04 Authority Relative to this Agreement. Targets have all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Targets and the consummation by Targets of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Targets subject to the approval of the Merger and adoption of this Agreement by the owners of the Targets Equity Interests in accordance with Delaware General Corporate Law and Serbian Corporate Law. This Agreement has been duly executed and delivered by Targets and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Targets.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Targets does not, and the performance of this Agreement by Targets shall not, (1) conflict with or violate the Certificates of Organization or Operating Agreements of Targets, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Targets or by which its properties are bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Targets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Targets are a party or by which Targets or their properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Targets does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.06 Compliance. Targets are not in conflict with, or in default or violation of, (a) their organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Targets or by which their properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Targets are a party or by which Targets or its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.07 Financial Statements. Targets shall deliver to Parent, prior to Closing, unaudited financial statements for the period from inception through December 31, 2023. All such financial statements shall have been prepared in accordance with generally accepted accounting principles (GAAP). The financial statements so delivered to Parent are capable of audit and Targets shall deliver to Parent, prior to the 75th day following the Closing, audited financial statements for the years ended December 31, 2023 and 2022.

4.08 Bank Account Statements. As part of the Targets Disclosure Schedule, Targets shall deliver to Parent and Merger Sub copies of all of their bank account statements since inception. All of such statements are true and complete and represent all of the banking transactions of Targets during their existence.

PLAN AND AGREEMENT OF MERGER | PAGE 9

4.09 Absence of Certain Changes or Events. Since the date of the latest financial statements provided by Targets to Parent, except as contemplated by this Agreement or disclosed in the Targets Disclosure Schedule, Targets have conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any change in the business or prospects of Targets having a Material Adverse Effect or any declaration, setting aside or payment of any dividends or distributions in respect of shares of Targets Common Stock or any redemption, purchase or other acquisition of any of its securities.

4.10 Absence of Litigation. Except as disclosed in Targets Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Targets, threatened against the Targets, or any properties or rights of Targets, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Targets nor their properties are subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

4.11 Labor Matters. Except as set forth in the Targets Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Targets, threatened, between Targets and any of their employees, which controversies have a Material Adverse Effect; and (b) Targets are not a party to any collective bargaining agreement or other labor union contract.

4.12 Contracts. The Targets Disclosure Schedule lists or describes all contracts, authorizations, approvals or arrangements to which Targets are a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Targets to pay more than $5,000; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $10,000.

4.13 Title to Property and Leases.

(a) Each asset owned or leased by Targets is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

(b) All leases of real property leased for the use or benefit of Targets to which the Targets are a party, and all amendments and modifications thereof are in full force and effect and have not been modified or amended and there exists no material default under the leases by Targets, nor any event which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder by Targets.

(c) A statement describing all assets of Targets are included in the Targets Disclosure Schedule.

4.14 Intellectual Property. Except as set forth in the Targets Disclosure Schedule, at the Closing, Targets will own any and all intellectual property, including, without limitation, any and all patents and/or patent applications, and other rights pertaining to any and all assets related to Target’s business operations and utilized therein.

The Targets Disclosure Schedule lists each patent and patent application of the Targets and includes copies of all documentation relating to each such patent and/or patent application. Further, the Targets Disclosure Schedule lists or describes every other item of intellectual property of Targets.

4.15 Insurance. The Targets Disclosure Schedule lists and describes all policies of insurance in force and held by Targets.

4.16 Taxes. Targets have filed all federal and state tax returns and reports and, to the best of Target’s knowledge, all state, local and foreign tax returns and reports required to be filed have been filed and Targets have paid and discharged all taxes, including sales and use taxes, shown as due thereon and has paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Target’s knowledge, threatening to assert against Targets any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Targets have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

PLAN AND AGREEMENT OF MERGER | PAGE 10

4.17 Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Targets for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Targets.

4.18 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Targets or the Shareholders to Parent and Merger Sub pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

5. Conduct of Business Pending the Merger.

5.01 Conduct of Business by Targets Pending the Merger. Targets covenants and agree that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of Targets shall be conducted only in, and Targets shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Targets shall use their best efforts to preserve substantially intact the business organization of Targets, to keep available the services of the present officers, employees and consultants of Targets and to preserve the present relationships of Targets with customers, suppliers and other persons with which Targets have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Targets shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) amend or otherwise change its organizational documents;

(b) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any equity interests of any class or any options, warrants, convertible securities or other rights of any kind to acquire any other ownership interest of Targets or (2) any assets of Targets or any other material assets of Targets other than in the ordinary course of business consistent with past practices;

(c) declare, set aside, make or pay any dividend or other distribution of any kind, with respect to any of its equity interests

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(e) (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation, become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (3) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for each Target separately; or (4) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this subparagraph (e);

(f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Targets who are not officers of the Targets in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Targets, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

PLAN AND AGREEMENT OF MERGER | PAGE 11

(g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(h) settle or compromise any material federal, state, local or foreign income tax liability; or

(i) pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Targets or incurred in the ordinary course of business and consistent with past practice.

5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the Effective Time, Parent shall not sell or otherwise dispose of all or any material portion of its assets.

5.03 Approval of Owners. Targets shall secure the consent of all owners of the Targets Equity Interests, in accordance with the applicable provisions of Wyoming and Delaware Law.

5.04 Securities Law Compliance. All of the parties hereto shall take any action required to be taken under applicable Federal and/or state securities laws applicable to (a) the Merger and (b) the issuance of Parent Preferred Stock and the Parent Note pursuant to the Merger. Parent shall promptly deliver to the Targets copies of any filings made by Parent and/or Merger Sub pursuant to this Section 5.04.

5.05 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

6. Conditions of Merger.

6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a) Owner Approval. This Agreement shall have been approved and adopted in writing by all owners of the Targets Equity Interests, in accordance with the provisions of Wyoming and Delaware Law.

(b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the conversion of Targets Equity Interests into the Merger Consideration illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the conversion of Targets Equity Interests into the Merger Consideration pursuant to the Merger or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Targets, Merger Sub, Parent or any of their respective subsidiaries or affiliates.

PLAN AND AGREEMENT OF MERGER | PAGE 12

6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of the Targets and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received Certificates of the Manager from the Targets which are to that effect, which certificates shall be in the form attached hereto as Exhibit 6.02(a).

(b) Agreements and Covenants. Targets shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a Certificate of the Manager of Targets to that effect, which certificate shall be in the form attached hereto as Exhibit 6.02(b).

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Targets for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Targets.

(d) Reserved.

(e) No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Targets.

6.03 Additional Conditions to Obligations of Targets. The obligations of Targets to effect the Merger are also subject to fulfillment of all of the following conditions precedent, at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in the Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Targets shall have received a Certificate of the President of Parent and Incorporator of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(a).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Targets shall have received a Certificate of the President of Parent and Incorporator of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(b).

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Parent.

PLAN AND AGREEMENT OF MERGER | PAGE 13

7. Indemnification.

7.01 Targets Indemnities. Targets agree to indemnify, defend and hold harmless Parent, its current and former directors, officers, affiliates, agents, attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein; or any nonfulfillment of any covenant or agreement of Targets under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Targets in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Parent by or on behalf of Targets pursuant to this Agreement; or any operations of Parent prior to the Effective Time.

7.02 Parent Indemnities. Parent agrees to indemnify, defend and hold harmless Targets, their affiliates, agents attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Targets herein; or any nonfulfillment of any covenant or agreement of Parent under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Parent in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Targets by or on behalf of Parent pursuant to this Agreement.

7.03 Indemnification Procedure. Promptly after any person entitled to indemnification under this Section 7 (the “Indemnified Party”) has received notice of or has knowledge of any claim against the Indemnified Party by a person not a party to this Agreement (a “Third Person”) or the commencement of any action or proceeding by a Third Person, it shall give the other party (“Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Damages.

The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party’s possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. No party hereto, without the prior written consent of the other, shall settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Claim unless the settlement, compromise or consent (1) provides for and includes an express, unconditional release of all Indemnified Parties and Indemnifying Parties from all liabilities, claims, demands, actions and obligations in connection therewith and (2) does not provide for any relief other than monetary relief.

PLAN AND AGREEMENT OF MERGER | PAGE 14

7.04 Additional Remedies. The rights of the Indemnified Party under this Section 7 shall be in addition to any other rights or remedies that might otherwise be available to it at law or in equity and the exercise of such rights shall not operate as a waiver of any of such other rights.

8. Termination, Amendment and Waiver.

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Targets:

(a) By mutual consent of the Boards of Directors of Parent and both Targets.

(b) By either Parent or the Targets, if (1) the Merger shall not have been consummated by the date that is 75 days following the mutual execution of this Agreement (the “Termination Date”); (2) the requisite consent of the shareholders of the Targets to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained; (3) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Merger Sub and Targets to consummate the transactions contemplated hereby or by the Merger Agreement, shall have been unsuccessful; or (4) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Parent, Merger Sub or Targets or their respective officers or directors, except that nothing in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

8.03 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9. General Provisions.

9.01 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Merger indefinitely.

PLAN AND AGREEMENT OF MERGER | PAGE 15

9.02 Public Announcements. Parent and Targets shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except (a) as may be required by applicable law, (b) as to any filing with the SEC required to be made by Parent or (c) as may be required by any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement before such consultation.

9.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to Parent or Merger Sub:	bowmo, Inc.
99 Wall Street, Suite 891
New York, NY 10005

(b)	If to Target:	OWNverse, LLC
276 5th Avenue, Suite 704 #747
New York, New York 10001

Digital Tails Group
276 5th Avenue, Suite 704 #747
New York, New York 10001

9.04 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.05 Arbitration. Any dispute arising under this Agreement and/or the Merger Agreement, as well as any of the transactions contemplated hereby and thereby, shall be resolved by arbitration in New York, New York, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which award may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

9.06 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

9.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.08 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

PLAN AND AGREEMENT OF MERGER | PAGE 16

9.09 Assignability. This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in such State.

9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and Targets, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

PARENT:	TARGET:

BOWMO, INC.	OWNVERSE, LLC

By:	By:
Michael E. Lakshin	Aleksei Shestakov
Chief Executive Officer	Chairman of the Board

MERGER SUB:	DIGITAL TAILS GROUP - Serbia

BOWMO MERGER SUB, INC.

By:	By:
Michael E. Lakshin	Aleksei Stadnik
Incorporator	Chairman of the Board

DIGITAL TAILS GROUP - USA	DIGITAL TAILS GROUP - Malaysia

By:	By:
Aleksei Shestakov	Aleksei Shestakov
Chairman of the Board	Chairman of the Board

PLAN AND AGREEMENT OF MERGER | PAGE 17

EXHIBIT A

AGREEMENT OF MERGER

AGREEMENT OF MERGER, dated as of ___________, 2024 (the “Agreement”), amongst bowmo, Inc., a Wyoming corporation (“Parent”), bowmo Merger Sub, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), OWNverse, LLC, a Delaware limited liability company and Digital Tails Group a Serbian Company (“Targets”) (Merger Sub and Targets being hereinafter collectively referred to as the “Constituent Companies”).

WHEREAS, prior to the execution of this Merger Agreement, Parent, Merger Sub and Targets have entered into a Plan and Agreement of Merger dated as of December 31, 2024 (the “Plan of Merger”), providing for certain representations, warranties and agreements in connection with the transaction contemplated; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and Targets have approved the acquisition of Targets by Parent; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and Targets have approved the merger of Targets into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Plan of Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and Targets agree as follows:

1. Merger.

1.01 The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Merger Sub shall be merged with and into Targets, the separate corporate existence of Merger Sub shall cease, and Targets shall continue together as the surviving corporation, in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”). Targets, together as the surviving corporation after the Merger, are hereinafter sometimes referred to as the “Surviving Corporation.”

1.02 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, and provided that this Agreement has not been terminated or abandoned pursuant to Section 4 hereof, the Constituent Corporations shall cause the Merger to be consummated by filing Certificate of Merger (the “Certificate of Merger”) with the office of the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law. Subject to, and in accordance with, the Delaware Law, the Merger will become effective at the date and time the Certificate of Merger are filed with the office of the Secretary of State of the State of Delaware or such later time or date as may be specified in the Certificate of Merger (the “Effective Time”).

2. The Surviving Company.

2.01 Certificate of Organization. The Certificates of Organization of OWNverse as in effect immediately prior to the Effective Time shall be the Certificate of Organization of the Surviving Company after the Effective Time.

PLAN AND AGREEMENT OF MERGER | PAGE 18

2.02 Operating Agreement. The Operating Agreement of Targets as in effect immediately prior to the Effective Time shall be the become the Bylaws of the Surviving Company after the Effective Time.

2.03 Managers. From and after the Effective Time, the manager of the Surviving Company shall be Aleksey Shestakov.

3. Conversion of Securities.

3.01 Conversion of Targets Securities in the Merger. Pursuant to this Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub and Targets:

(a) Each equity interest of Targets (the “Target Equity Interests”) held in the treasury of Targets and each such Targets Equity Interest of Target owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) The Targets Equity Interests of the Targets which are outstanding immediately prior to the Effective Time, other than those cancelled as set forth in subsection (a) hereof, shall be converted into the right to receive securities of Parent (the “Parent Securities”), on a pro rata basis, as follows:

At the Effective Time, all of the Targets Equity Interests shall be exchanged for:

(1.)	a total of 1,500 shares of Parent’s Series I Preferred Stock with a total stated value of $1,500,000, or $1,000 per share, and such other rights and preferences as described in Exhibit B attached hereto (the “Parent Preferred Stock”), that will equal 15% equity in the Parent and will vest over a three (3) year period;

(2.)	Parent agrees to pay One Million ($1,000,000) to the Targets, twelve (12) months after the acquisition and integration of the Targets is fully completed. If the Parent fails to pay the Targets the One Million ($1,000,000) by the end of the year after acquisition and integration the Targets will have the choice of either converting the one million ($1,000,000) at the then closing share price as per the OTC Markets on the day of the conversion, or the Targets may unwind this Agreement with the Parent;

(3.)	Parent agrees to issue another two and one half (2.5) percent of equity (i.e. 250 shares of Parents Series I Preferred Stock) that will vest in the fourth (4th) year after the acquisition and integration, if the Targets achieve revenue of at least One Million Five Hundred Thousand ($1,500,000) dollars or more, one-year after the acquisition and integration of Targets, (4) Parent agrees to issue another two and one half (2.5) percent of equity (i.e. 250 shares of Parents Series I Preferred Stock) that will vest in the fourth (4th) year after the acquisition and integration, if the Targets achieve revenue of at least Two Million ($2,000,000) dollars or more, one-year after the acquisition and integration of Targets; and

(4.)	convertible promissory note, in the form of Exhibit C attached hereto, in the total principal amount of $143,000 (the “BOMO Note”). The BOMO note will be paid back by Parent to the Targets within six (6) months after the acquisition and integration of the Targets. If the BOMO Note is not repaid in six (6) months then the Targets may convert the BOMO Note into shares of the Parent, at the then closing share price as disclosed by OTC Markets upon the execution and delivery of the Notice of Conversion (the Parent Preferred Stock, and the BOMO Note are referred to as the “Closing Securities”). The Closing Securities are referred to as the “Merger Consideration.” The securities included in the Merger Consideration are referred to as the “Merger Securities”).

PLAN AND AGREEMENT OF MERGER | PAGE 19

3.02 Status of Merger Sub Shares. The common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into Targets Equity Interests of the Surviving Company, which shall be the only Targets Equity Interests of the Surviving Company outstanding after the Effective Time, resulting in the Surviving Company being wholly owned by Parent after the Effective Time.

3.03 Surrender of and Exchange of Targets Equity Interests. Inasmuch as there are no physical certificates evidencing ownership of the Targets Equity Interests, upon the Closing (defined below), the Targets Equity Interests shall be deemed to have been surrendered for exchange to the Surviving Company.

4. Termination and Amendment.

4.01 Termination. This Merger Agreement shall terminate in the event of, and upon termination of, the Plan of Merger.

4.02 Amendments. This Merger Agreement may be amended by the parties hereto, at any time before or after approval hereof by the owners of the Targets, but, after any such approval, no amendment shall be made which (a) changes the ratio at which Targets Equity Interests are to be converted into Parent Preferred Stock pursuant to Section 3.01, (b) in any way materially adversely affects the rights of holders of Targets Preferred Stock or (c) changes in any of the principal terms of this Merger Agreement, in each case, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.03 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

4.04 Notices. All notices required to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other nationally recognized overnight courier service, or five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed to the applicable parties as follows:

(a)	If to Parent or Merger Sub:
bowmo, Inc.
bowmo Merger Sub, Inc.
99 Wall Street, Suite 891
New York, NY 10005

(b)	If to Target:
OWNverse, LLC
276 5th Avenue, Suite 704 #747
New York, New York 10001

(c)	If to Target:
Digital Tails Group
276 5th Avenue, Suite 704 #747
New York, New York 10001

4.05 Arbitration. Any dispute arising under this Merger Agreement shall be resolved by arbitration in New York, New York, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which aware may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

PLAN AND AGREEMENT OF MERGER | PAGE 20

4.06 Entire Agreement. This Merger Agreement and the Plan of Merger constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other, except as contained in the Plan of Merger, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Merger Agreement and the Plan of Merger, it being intended that no such representations or statements shall survive the execution and delivery of this Merger Agreement and the Plan of Merger.

4.07 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Merger Agreement, to exercise any right or privilege conferred in this Merger Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Merger Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

4.08 Counterparts. This Merger Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.09 Severability. The invalidity of any provision of this Merger Agreement or portion of a provision shall not affect the validity of any other provision of this Merger Agreement or the remaining portion of the applicable provision.

4.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wyoming applicable to contracts executed in and to be performed in such State.

4.11 Binding Effect; Benefit. This Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Merger Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Merger Agreement, including, without limitation, third party beneficiary rights.

4.12 Assignability. This Merger Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

4.13 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

PLAN AND AGREEMENT OF MERGER | PAGE 21

IN WITNESS WHEREOF, Parent, Merger Sub and Targets have executed this Agreement of Merger on the date first above written.

PARENT:	TARGET:

BOWMO, INC.	OWNVERSE, LLC

By:	By:
Michael E. Lakshin	Aleksei Shestakov
President	Chairman of the Board

MERGER SUB:		DIGITAL TAILS GROUP - Serbia

BOWMO MERGER SUB, INC.

By:	/s/ Michael E. Lakshin	By:	/s/ Aleksei Stadnik
	Michael E. Lakshin		Aleksei Stadnik
	Incorporator		Chairman of the Board

DIGITAL TAILS GROUP - USA		DIGITAL TAILS GROUP - Malaysia

By:	/s/ Aleksei Shestakov	By:	/s/ Aleksei Shestakov
	Aleksei Shestakov		Aleksei Shestakov
	Chairman of the Board		Chairman of the Board

PLAN AND AGREEMENT OF MERGER | PAGE 22

EXHIBIT B

Preferred Stock Designation

TERMS OF SERIES I PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series I Preferred Stock (the “Series I Preferred Stock”) and the number of shares so designated shall be Two Thousand (2,000).

2. Stated Value. The Series I Preferred Stock shall have a stated value of $1,000.00 per share (the “Stated Value”).

3. Fractional Shares. The Series I Preferred Stock may be issued in fractional shares.

4. Voting Rights. The Series I Preferred Stock shall vote on an “as-converted” basis, together with the outstanding shares of Company common stock.

5. Dividends. The Series I Preferred Stock shall be treated pari passu with the Company’s common stock, except that the dividend on each share of Series I Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the common stock (the “Common Stock”) of the Company multiplied by the Conversion Rate, as that term is defined in Section 7(a).

6. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder,” collectively, the “Holders”) of Series I Preferred Stock shall be treated pari passu with the Company’s Common Stock, except that the payment on each share of Series I Preferred Stock shall be an amount equal to One Thousand Dollars ($1,000.00) for each such share of the outstanding Series I Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

7. Conversion and Adjustments.

(a) Conversion Price. The Series I Preferred Stock shall be convertible into shares of the Company’s Common Stock, as follows:

Each share of Series I Preferred Stock shall be convertible at any time after one (1) year from issuance into a number of shares of the Company’s common stock that equals 0.01 percent (0.01%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion, such that 100 shares of Series I Preferred Stock would convert into one percent (1%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion (the “Conversion Rate”). (e.g., 189,073,797 (common outstanding as of 12.12.2024) x (0.0001) = 18,907 (rounded down) x 100 (Shares of Series I Preferred) = 1,890,700 / 189,073,797 = 1%).

(b) No Partial Conversion. A Holder of shares of Series I Preferred Stock shall be required to convert all of such Holder’s shares of Series I Preferred Stock, should any such holder exercise his, her or its rights of conversion.

(c) Adjustment for Merger and Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a “Reorganization Event”) involving the Company in which the Company’s common stock (but not the Series I Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series I Preferred Stock shall be deemed to have been converted into shares of the Company’s Common Stock at the Conversion Rate.

PLAN AND AGREEMENT OF MERGER | PAGE 23

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series I Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series I Preferred Stock.

8. Protection Provisions. So long as any shares of Series I Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series I Preferred Stock, alter or change the rights, preferences or privileges of the Series I Preferred Stock so as to affect adversely the holders of Series I Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders of the Series I Preferred Stock.

9. Status of Converted Stock. In the event any shares of the Series I Preferred Stock shall be converted pursuant to Section 7 above, the shares so converted shall be cancelled and shall revert to the Company’s authorized but unissued Preferred Stock.

10. Transferability. This Series I Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Series I Preferred Stock covenants not to engage in any unregistered public distribution of the Series I Preferred Stock when making any assignments.

11. Notices. Any notice required hereby to be given to the Holders of shares of the Series I Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

12. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series I Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

13. Waiver. Any of the rights, powers or preferences of the holders of the Series I Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series I Preferred Stock then outstanding.

14. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series I Preferred Stock shall have no other rights, privileges or preferences with respect to the Series I Preferred Stock.

PLAN AND AGREEMENT OF MERGER | PAGE 24

EXHIBIT D

Form of BOMO Note

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $143,000.00	Issue Date: December 31, 2024

FOR VALUE RECEIVED, the undersigned, bowmo, Inc., a Wyoming corporation (the “Maker”), promises, pursuant to the terms of this Convertible Promissory Note (the “Note”), to pay to [__________________________] (the “Payee”) (Payee and any subsequent holders hereof are hereinafter referred to collectively as the “Holder”), at such place, or places, as the Holder may designate to the Maker in writing from time to time, the sum of up to One Hundred Forty Three Thousand and 00/100 Dollars ($143,000.00), or so much as has been advanced in one or more tranches, together with interest at zero percent (0%) per annum.

The consideration to Maker for this Note is One Hundred Forty Three Thousand and 00/100 Dollars ($143,000.00) (the “Consideration”) to be paid back within six (6) months (“Maturity Date”) if the Note is not repaid by the Maturity Date then the Payee may convert the BOMO Note into shares of the Maker, at the prevailing share price as disclosed by OTC Markets on the day that the notice of conversion is executed and delivered to the Maker.

The following additional terms shall apply to this Note:

1. Security. This Note shall not be secured by any collateral or any assets pledged to the Holder.

2. Payments. All unpaid principal and interest with respect to the Note shall be due and payable on the respective Maturity Date and shall be payable in cash and may be prepaid in whole or in part, without penalty. Any amount of principal and/or interest due hereunder which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid (“Default Interest”). All payments due hereunder (to the extent not converted into common stock (the “Common Stock”) of Maker in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to Maker by written notice made in accordance with the provisions of this Note.

3. Conversion Rights.

3.1 Conversion. At any time following an Event of Default, The Holder shall have the right from time to time, and at any time on or following each respective Advance Date, to convert all or any part of the outstanding and unpaid principal and interest amounts of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on each respective Advance Date, or any shares of capital stock or other securities of the Maker into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined below) determined as provided herein (a “Conversion”); provided, however, that, in no event, shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of the Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and the Holder’s affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.

PLAN AND AGREEMENT OF MERGER | PAGE 25

The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Maker by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Maker before 11:59 p.m., Eastern Time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date.

3.2 Right to Registration. The Holder shall have the right, which may be exercised at the Holder’s sole discretion, to convert any amount due under this Note into shares of any effective Registration Statement on Form S-1 (or similar form) (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Maker during the term of any such Offering. The number of shares to be issued upon any such conversion shall be in accordance with Section 3.3(a) of this Note. In conjunction with the rights granted to the Holder under this Section 3.2, the Maker shall, while any amount due under this Note remains outstanding, qualify and allocate a sufficient number of shares of Common Stock to repay the remaining balance under the Note in full.

3.3 Conversion Price. The Conversion Price of any conversion by the Holder of this Note into shares of Common Stock shall be the closing price of the Common Stock as quoted on the OTC Markets on the day that the notice of conversion is executed and delivered to the Maker. (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Maker relating to the Maker’s securities or the securities of any subsidiary of the Maker, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).

3.4 Method of Conversion.

(a) Mechanics of Conversion. As set forth in Section 3.1 hereof, at any time, the balance due pursuant to this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (1) submitting to the Maker a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., Eastern Time) and (2) subject to Section 3.4(b), surrendering this Note at the principal office of the Maker (upon payment in full of any amounts owed hereunder).

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Maker, unless the entire unpaid principal amount of this Note is so converted. The Holder and the Maker shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Maker, so as not to require physical surrender of this Note upon each such conversion.

(c) Delivery of Common Stock Upon Conversion. Upon receipt by the Maker from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 3.4, the Maker shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Upon receipt by the Maker of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Maker defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Maker’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Maker to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Maker, and irrespective of any other circumstance which might otherwise limit such obligation of the Maker to the Holder in connection with such conversion.

PLAN AND AGREEMENT OF MERGER | PAGE 26

(d) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Maker is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Maker shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(e) Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline due to action and/or inaction of the Maker, the Maker shall pay to the Holder $50 per day in cash, for each day beyond the Deadline that the Maker fails to deliver such Common Stock (the “Fail to Deliver Fee”); provided; however that the Fail to Deliver Fee shall not be due if the failure is a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Maker to effect delivery of such Common Stock. Such cash amount shall be paid to the Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Maker by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Maker agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify.

Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 3.4(e) are justified.

3.5 Concerning the Common Stock. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred, unless: (a) such shares are sold pursuant to an effective registration statement under the Act; or (b) the Maker or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule (“Rule 144”)); or (c) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Maker who agrees to sell or otherwise transfer the shares only in accordance with this Section 3.5 and who is an Accredited Investor (as defined in Rule 501(a)).

Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of this Note shall be removed and the Maker shall issue to the Holder a new certificate therefore free of any transfer legend if the Maker or its transfer agent shall have received an opinion of counsel from the Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (d) a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by the Maker so that the sale or transfer is effected; or (e) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Maker does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), it will be considered an Event of Default pursuant to this Note.

PLAN AND AGREEMENT OF MERGER | PAGE 27

3.6 Effect of Certain Events.

(a) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of this Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Maker shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Maker or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Maker other than in connection with a plan of complete liquidation of the Maker, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Maker shall not affect any transaction described in this Section 3.6(a) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Maker) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(b) Adjustment Due to Distribution. If the Maker shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Maker’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had the Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

4. Events of Default. If any of the following events of default (each, an “Event of Default”) shall occur:

4.1 Failure to Pay Principal and Interest. Maker fails to pay the principal hereof or interest thereon when due under this Note, whether at maturity or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

4.2 Conversion and the Shares. Maker fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, Maker directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of Maker to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Maker to its transfer agent. If at the option of the Holder, the Holder advances any funds to Maker’s transfer agent in order to process a conversion, such advanced funds shall be paid by Maker to the Holder within forty-eight (48) hours of a demand from the Holder.

PLAN AND AGREEMENT OF MERGER | PAGE 28

4.3 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and such breach continues for a period of twenty (20) days after written notice thereof to Maker from the Holder.

4.4 Breach of Representations and Warranties. Any representation or warranty of Maker made herein shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

4.5 Receiver or Trustee. Maker or any subsidiary of Maker shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker or any subsidiary of Maker.

4.7 Delisting of Common Stock. Maker shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

4.8 Liquidation. Any dissolution, liquidation, or winding up of Maker or any substantial portion of its business.

4.9 Cessation of Operations. Any cessation of operations by Maker rendering Maker a “shell company” as such term is defined in Rule 144, or Maker admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Maker’s ability to continue as a “going concern” shall not be an admission that Maker cannot pay its debts as they become due.

5. Miscellaneous.

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (1) personally served, (2) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (3) delivered by reputable air courier service with charges prepaid, or (4) transmitted by hand delivery, telegram or e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.

PLAN AND AGREEMENT OF MERGER | PAGE 29

Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by e-mail, with accurate confirmation generated by the transmitting device, at the physical address or e-mail address designated below, or on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	bowmo, Inc.
99 Wall Street, Suite 891
New York, NY 10005
Attention: President
E-mail: michael.lakshin@bowmo.com

If to the Holder:	[_______________]
[_______________]
[_______________]
[_______________]
E-mail: [___________]

5.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Maker and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, and as later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Maker and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Maker.

5.5 Cost of Collection. If default is made in the payment of this Note, the Maker shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

5.6 Arbitration. In the event of a dispute between the parties arising out of this Note, both the Holder and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its New York, New York, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys’ fees to the prevailing party.

5.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to principles of conflicts of laws.

5.8 Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

5.9 Remedies. The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Maker acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Maker of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

BOWMO, INC.

By:
Michael E. Lakshin
President and Chairman of the Board

PLAN AND AGREEMENT OF MERGER | PAGE 30

EXHIBIT A

FORM OF NOTICE OF CONVERSION

The undersigned hereby elects to convert $_____________ principal amount of that certain Convertible Promissory Note (the “Note”) of bowmo, Inc., a Wyoming corporation (the “Maker”), dated December ___, 2024, into that number of shares of common stock (the “Common Stock”) to be issued pursuant to the conversion of the Note as set forth below, according to the conditions of the Note, as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐	The Maker shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

☐	The undersigned hereby requests that the Maker issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of conversion:

Applicable Conversion Price:	$
(closing share price on OTC Markets on Day of Notice Conversion execution and delivery to Maker)

Number of shares of common stock to be issued pursuant to conversion of the Notes:

Amount of Principal Balance due remaining under the Note after this conversion:	$

[_____________________]

By:

PLAN AND AGREEMENT OF MERGER | PAGE 31

EXHIBIT E

Employment Agreements with Certain Target Personnel

PLAN AND AGREEMENT OF MERGER | PAGE 32